Exhibit (10) 24

Central and South West Corporation
Executive Deferred Savings Plan
(Amended and Restated Effective as of
January 1, 1997)


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Central and South West Corporation
Executive Deferred Savings Plan
(Amended and Restated Effective as of January 1, 1997)

Contents

Section                                                                    Page

                       Article 1. The Plan
1.1                    Establishment and Amendment                           1
1.2                    Purpose                                               1

                       Article II. Definitions and Construction
2.1                    Definitions                                           2
2.2                    Gender and Number                                     3

                       Article Ill. Participation
3.1                    Participation                                         4

                       Article IV: Restoration Benefits
4.1                    Benefit Amount                                        5
4.2                    Earnings                                              5
4.3                    Establishment of Accounts                             6
4.4                    Vesting                                               6
4.5                    Benefit Payment                                       6
4.6                    Form of Payment                                       7

                       Article V. Deferred Savings Benefits
5.1                    Types of Contributions                                8
5.2                    Incentive Deferral Contributions                      8
5.3                    Salary Deferral Contributions                         8
5.4                    Matching Contributions                                9
5.5                    Earnings                                             10
5.6                    Establishment of Accounts                            10
5.7                    Vesting                                              11
5.8                    Annual Deferral Amounts                              11

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Central and South West Corporation
Executive Deferred Savings Plan
(Amended and Restated Effective as of January 1, 1997)

Contents

Section                                                                    Page
                       Article VI. Payment of Benefits
6.1                    Designation of Time and Form of Payment              12
6.2                    Time of Payment                                      12
6.3                    Forms of Payment                                     12
6.4                    Applicable Provisions Upon Termination of Employment 13
6.5                    Death Benefit                                        13
6.6                    Disability Benefit                                   13
6.7                    Severe Financial Hardship                            14
6.8                    Election Changes                                     14

                       Article VII. Administration of the Plan
7.1                    Administration                                       15
7.2                    Rules; Claims Review Procedures                      15
7.3                    Finality of Determinations                           16
7.4                    Indemnification                                      16
7.5                    Withholding of Taxes                                 16

                       Article VIII. Funding
8.1                    Funding                                              17

                       Article IX. Amendment; Termination; Merger
9.1                    Amendment and Termination                            18
9.2                    Merger, Consolidation, or Sale of Assets             18

                       Article X. General Provisions
10.1                   Nonalienation                                        19
10.2                   Beneficiary Designation                              19
10.3                   Nontransferability                                   19
10.4                   No Guaranty                                          19
10.5                   Binding on Employer, Participant, and Their
                         Successors                                         20
10.6                   Incompetency                                         20
10.7                   Severability                                         20
10.8                   Applicable Law                                       20


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Article 1. The Plan

1.1 Establishment and Amendment
Central and South West Corporation, a Delaware corporation ("Company") presently maintains an unfunded deferred compensation plan, known as the "Central and South West Corporation Executive Deferred Savings Plan" in order to provide designated eligible employees of the Company and participating Employers a means of deferring amounts payable to them under the Central and South West Corporation Annual Incentive Plan to a future payment date. This plan was established effective as of January 1, 1994. The Company, exercising its right to amend said plan on behalf of all participating Employers, hereby amends the plan and restates it in its entirety as set forth herein, effective as of January 1, 1997, or such other dates as may be provided herein and such plan, as amended and restated, shall continue to be known as the "Central and South West Corporation Executive Deferred Savings Plan" ("Plan").

1.2 Purpose
The Company sponsors the Central and South West Corporation Thrift Plus Plan for the benefit of its employees and employees of participating affiliates, which plan operates as a "qualified plan" as that term is defined under the Code. As a qualified plan, the Thrift Plus Plan is subject to limitations and restrictions under Code sections 401(a)(17), 401(k), 402(g) and 415 that can result in a diminution of benefits available to certain highly compensated employees. One purpose of this amendment and restatement of the Plan is to offset this diminution, in part and to the extent provided herein, for designated eligible employees. Another purpose of the amendment and restatement is to extend the deferral opportunity (previously existing with respect only to incentive award amounts) for designated eligible employees to compensation paid to such eligible employees in excess of the compensation limitation set forth in Code section 401(a)(17), and to add an employer-provided match equal to 4.5% of the deferred amounts contributed by such eligible employees after June 30, 1997 and 3.0% of deferred amounts contributed from January 1, 1997 to June 30, 1997.

All benefits under the Plan are intended as constituting an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of sections 201(a), 301(a)(3), and 401(a)(1) of ERISA and therefore exempt from Parts 2, 3 and 4 of Title I of ERISA.



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Article II. Definitions and Construction

2.1 Definitions
Whenever used in the Plan, the following terms shall have the meaning set forth below unless otherwise expressly provided:
(a) "Affiliate means a corporation or non-corporate entity which the Committee determines to be an affiliated entity of the Company.
(b) "Annual Deferral Amount" means the Incentive Deferral contributions, salary deferral contributions, and matching contributions for a given Plan Year (together with any credited earnings) as described in Section 5.8.
(c) "Beneficiary" means the person, persons or trust designated by a Participant, as provided in Section 11.1.
(d) "Code"' means the Internal Revenue Code of 1986, as amended from time to time.
(e) "Committee" means the Executive Compensation Committee of the Board of Directors of the Company.
(f) "Deferral Payment Date" means the paymen date, as specified by a Participant on his deferral election form, on which he elects to have his applicable Annual Deferral Amount paid or commence being paid. Section 6.2 provides additional information on Deferral Payment Dates.
(g) "Eligible Employee means a person who is employed by an Employer and holds the position of vice-president or above with such Employer.
(h) "Employer" means the Company and any Affiliate participating under the Plan with the consent of the Committee.
(i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(j) "Incentive" means any incentive award which an Eligible Employee may become eligible to receive under the Central and South West Corporation Annual Incentive Plan, or any other similar incentive program of an Employer, as designated by the Committee in its sole discretion.
(k) "Participant" means an Eligible Employee who has become a participant under the Plan, as provided in Article III.
(l) "Plan" means the Central and South West Corporation Executive Deferred Savings Plan as set forth herein, and as it may be amended from time to time.
(m) "Plan Year" means the calendar  year.

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(n) "Retirement Savings Plan" means the Central and South West Corporation
    Retirement Savings Plan (previously the Central and South West Corporation Thrift Plus Plan).


2.2 Gender and Number
Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.



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Article III. Participation

3.1 Participation
Participation in the Plan shall be extended to such Eligible Employees as the Committee, in its discretion, shall designate from time to time. All determinations as to an Eligible Employee's status as a Participant shall be made by the Committee, whose determinations shall be final and binding on all Eligible Employees. The Committee shall notify each Eligible Employee who has been selected to participate in the Plan, so as to permit such Eligible Employee the opportunity to make the deferral elections provided for under Article V. Such notice may be given at such time and in such manner as the Committee may determine from time to time. Each Eligible Employee who has been selected by the Committee to participate in the Plan and who has had an amount credited to an account under Section 4.3 or 5.6 shall be a Participant and shall continue as a Participant under the Plan so long as there is a balance credited to such account.




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Article IV: Restoration Benefits

4.1 Benefit Amount
Beginning with the 1997 Plan Year, a Participant shall be credited with a benefit equal to the excess of (a) minus (b) below:
(a) The total value of the "Company Contributions" (as defined in the Retirement Savings Plan) which would have been allocated to such Participant's
    "Company Contributions Account" in the Retirement Savings Plan during the relevant Plan Year, if the provisions of the Retirement Savings Plan were administered without regard to:
     (1) the maximum  annual  additional  limitations of Code section 415,
     (2) the  limitation  on  employee  pre-tax  contributions  under Code section 402(g), and
     (3) any percentage of pay restrictions on elective deferrals of "Highly Compensated Employees" (as defined in the Retirement Savings Plan) necessary to pass the actual deferral percentage and actual compensation percentage discrimination tests of Code section 401(k) and 401(m).
(b) The value of the annual "Company Contribution"' which is in fact allocated to such Participant's "Company Contributions Account" under the Retirement Savings Plan during said Plan Year.
The amount determined under this Section 4.1 will be based on the rate of "Participant Deposits" (as defined in the Retirement Savings Plan) elected by the Participant under the Retirement Savings Plan, subject to the limitation on annual compensation which may be considered under a qualified plan as set forth in Code section 401(a)(17). The provisions of this Section 4.1 are not intended to restore any diminution of benefits under the Retirement Savings Plan as a result of the maximum considered compensation limitation under Code section 401(a)(17).

4.2 Earnings
The benefit amount for each Participant pursuant to Section 4.1 shall be adjusted semi-annually to reflect an assumed rate of earnings. In crediting earnings, amounts shall be deemed to have been credited to a Participant's account established under Section 4.3 as of the date such amounts would otherwise have been contributed to the Retirement Savings Plan but for the legal limitations described in Section 4.1. The earnings rate for the applicable Plan Year shall be determined by the Committee, in its sole discretion, and communicated to Participants. Distributions which are triggered by events

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occurring during the Plan Year shall include prorated earnings  determined based on the immediately preceding semi-annual rate and the number of completed calendar months since earnings were last credited to the Participant's account.

4.3 Establishment of Accounts
Each Participant who is entitled to a benefit under Section 4.1 shall have a recordkeeping account established and maintained on his behalf on the Company's financial ledgers for purpose of accounting for the Participant's benefit under
Section 4.1 and for credited earnings under Section 4.2. A Participant's restoration benefit under Section 4.1 shall be credited to his account on the last day of the Plan Year to which such amount is attributable. Earnings on the balances in a Participant's account shall be credited as provided in Section
4.2. Charges to a Participant's account to reflect benefit payments under the Plan shall be made as of the date of any such payment. As of any relevant date, the balance standing to the credit of a Participant's account shall be the balance in such account as of the close of business on such date, and after all applicable credits and charges have been posted through such date.

4.4 Vesting
A Participant shall have a fully vested and nonforfeitable beneficial interest in the account established on his behalf under Section 4.3 as of any relevant date, subject to the conditions and limitations on the payment of amounts from such account as provided in the Plan.

4.5 Benefit Payment
(a) Except as otherwise specified in Section 6.5, 6.6 or 6.7, a Participant's account under Section 4.3 shall be payable to the Participant within 90 days following the Participant's termination of employment with the Company and Affiliates, or as soon as practicable thereafter.
(b) A Participant who satisfies the requirements of Sections 6.5, 6.6 or 6.7 shall have his account under Section 4.3 paid as provided therein.
(c) Pursuant to procedures established by the Committee, a Participant may elect to defer benefit payment or benefit commencement of his account under Section 4.3 to the January 31 following the year in which the Participant terminated employment; provided that any such election to defer has been on file with the Committee for at least 12 months prior to the date the benefit payment to the Participant is made or commences.

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4.6 Form of Payment
(a) Except as provided in Section 4.6(b), payment of a Participant's account under Section 4.3 shall be made in a single lump sum.

(b) Pursuant to procedures established by the Committee, a Participant may elect to receive payment of this Account under Section 4.3 in the form of a lump sum or annual installment payments as designated by the Participant on his election form. Annual payments shall be made on or before January 31. Any such election of installment payments under this
       Section 4.6(b) shall only be effective if it has been on file with the Committee for at least 12 months prior to the date benefit payments commence.



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Article V. Deferred Savings Benefits

5.1 Types of Contributions
The following types of Contributions are provided for under the Plan:

(a) Incentive Deferral Contributions by Participants, as described in Section
    5.2;
(b) Salary Deferral Contributions by Participants, as described in Section 5.3; and
(c) Matching Contributions by an Employer on behalf of Participants, as described in Section 5.4.

5.2 Incentive Deferral Contributions
(a) Amount. A Participant may elect to defer all or any portion of any Incentive he may be awarded by the Employer with respect to a Plan Year. The amount of the deferral must be specified in whole percent increments from 0% up to 100%.
         (b) Election. To make an election of an Incentive deferral, the Participant must file a deferral election form with the Committee as provided herein. Each such election shall be made with respect to a Plan Year and all Incentive awards made by the Employer which are made with respect to such Plan Year and which are payable on or after the last day of the Plan Year. For an Incentive award to be made with respect to a Plan Year, it must be awarded by the Employer during or after such Plan Year and be designated as having been made for such Plan Year. For an election of an Incentive deferral to become effective for a Plan Year, the Participant must file the appropriate deferral election form prior to the beginning of such year; provided that to be effective for an Eligible Employee first becoming eligible to elect an Incentive deferral amount under the terms of this Article V (as amended and restated), such election must be communicated in writing to the Committee no later than 30 days after the date Eligible Employee is notified of eligibility to make such deferral. An election filed for a Plan Year shall only be applicable for such Plan Year, and such election shall not be effective for any subsequent Plan Year.

5.3 Salary Deferral Contributions
(a) Amount. Effective February 1, 1997, a Participant may elect to defer any whole percentage of the base salary he may be entitled to receive from an Employer that is in excess of the annual compensation limit specified in Code section 401(a)(17) ($160,000 for 1997). This annual

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         compensation  limit shall be adjusted  for cost of living  increases as provided in Code section 401(a)(17)(B).
         (b) Election. To make an election of a salary deferral amount, the Participant must file a deferral election form with the Committee, as described herein. To be effective for a Plan Year, a deferral election under this Section 5.3(b) must be communicated in writing to the Committee prior to the beginning of such year; provided that to be effective for an Eligible Employee first becoming eligible to elect a salary deferral amount, such election must be communicated in writing to the Committee no later than 30 days after the date the Eligible Employee is notified of eligibility to make such deferral, in which event the election shall be effective only with respect to salary paid after the Committee receives such written election. An election shall be effective only for the applicable Plan Year, and such election shall not be effective with respect to any subsequent year.

5.4 Matching Contributions
Effective beginning with the 1997 Plan Year, each Participant who elected to make Incentive deferral contributions as provided in Section 5.2 or salary deferral contributions as provided in Section 5.3 or both for a Plan Year shall be entitled to a matching contribution equal to the "applicable percentage" multiplied by the lesser of (a) or (b), where:
   (a) is the aggregate amount of Incentive deferral contributions and salary salary deferral contributions made by the Participant during the Plan Year, (e.g., for the 1997 Plan Year, the matching contribution would be calculated on a Participants 1997 annual salary and 1996 Incentive (paid in 1997),
   (b) is 6% of  the  sum  of (1) the  Participant's  full annual  Incentive and
       (2) the Participant's annual salary in excess of the annual compensation limit specified in Code section 401(a)(17). The "applicable percentage" shall be 50% on deferred amounts contributed from January 1, 1997 to June 30, 1997 and 75% on deferred amounts contributed after June 30, 1997.

The matching contributions to be made on behalf of a Participant for a Plan Year shall be determined by the Committee and credited to such Participant's account established under Section 5.6 at the same time as the Incentive deferral contributions and/or salary deferral contributions to which such matching contributions are attributable.

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5.5 Earnings
Each Participant shall be credited semi-annually with earnings on the balances in his account established under Section 5.6. In crediting such earnings, Incentive deferral contributions shall be credited to a Participant's account as of the date the Incentive would been actually paid to the Participant in the absence of the deferral election; salary deferral contributions shall be deemed to have been credited to a Participant's account on a prorata basis throughout the Plan Year; and matching contributions shall be deemed to have been credited to a Participant's account at the same time as the Incentive deferral contribution or salary deferral contribution to which such matching contribution is attributable. The earnings rate for the applicable Plan Year shall be determined by the Committee, in its sole discretion, and communicated to Participants. Distributions which are triggered by events occurring during the Plan Year shall include prorated earnings determined based on the immediately preceding semi-annual rate and the number of completed calendar months since earnings were last credited to the Participant's account.

5.6 Establishment of Accounts
Each Participant who is entitled to a benefit under Section 5.2, 5.3 or 5.4 shall have a bookkeeping account established and maintained on his behalf on the Company's financial ledgers for the purpose of accounting for the Participant's benefit under Sections 5.2, 5.3, and 5.4, as well as the credited earnings under
Section 5.5. Since Participants make deferral elections with respect to specified Plan Years, the Committee shall also maintain, within each Participant's account under this Section 5.6, subaccounts as necessary to identify specific Annual Deferral Amounts as provided under Section 5.8. A Participant's elected deferral contributions and Employer matching contributions shall be credited to the Participant's account (and applicable Annual Deferral Amount subaccount) as of the date on which the amount which is being deferred would have become payable to the Participant in the absence of the applicable deferral election. Earnings on the balances in a Participant's account shall be credited as provided in Section 5.5. Charges to a Participant's account to reflect benefit payments under the Plan shall be made as of the date of any such payment and shall be charged to the applicable subaccount within such account. As of any relevant date, the balance standing to the credit of a Participant's account under this Section 5.6 shall be the balance in such account as of the close of business on such date, and after all applicable credits and charges have been posted through such date.


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5.7 Vesting
A Participant shall have a fully vested and nonforfeitable beneficial interest in the balance standing to the credit of his account under Section 5.6 as of any relevant date, subject to the conditions and limitations on the payment of amounts from such account as provided in the Plan.

5.8 Annual Deferral Amounts
In each case where a Participant has filed an Incentive  deferral election under
Section 5.2 and/or a salary deferral election under Section 5.3, any contributions which are the subject of such election(s), any matching contributions under Section 5.4 made on the Participant's behalf as a result of such election(s) and any credited earnings attributable thereto shall be known as his Annual Deferral Amount.




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Article VI. Payment of Benefits

6.1 Designation of Time and Form of Payment
As provided in Sections 5.2 and 5.3, each time a Participant makes a deferral election provided for in Article V, such Participant shall designate on his deferral election form the time of payment as described in Section 6.2 and the form of payment as described in Section 6.3. Such designation as to the time and form of payment shall be irrevocable and shall remain in effect for the entire period of deferral, except where a change in such designation is permitted by
Section 6.8.

6.2 Time of Payment
On each deferral election form filed by a Participant, such Participant shall specify the Deferral Payment Date on which benefit payments under the Plan are to be made or commence with respect to the subject Annual Deferral Amount. In making such designation, the Participant may designate a deferral period of 5, 10, or 15 years or such other deferral periods as may be allowed from time to time by the Committee in its sole discretion. Where a Participant has made a designation to receive an Annual Deferral Amount in annual installments, as provided for in Section 6.3, his Deferral Payment Date shall be the date on which the first installment payment is to be paid, with subsequent installment payments to be made as of the same date in the subsequent years. If for any reason the Participant fails to make an effective Deferral Payment Date designation under this Section 6.2, his Deferral Payment Date for the Annual Deferral Amount shall be the earliest permissible Deferral Payment Date. Except as otherwise provided in Sections 6.4, 6.5, 6.6, 6.7 and 6.8, all benefit payments under the Plan with respect to a Participant shall be made to the Participant on the Deferral Payment Dates as specified in his applicable deferral election forms.

6.3 Forms of Payment
On each deferral election form filed by a Participant, such Participant shall specify the form of payment for the Annual Deferral Amount. In making such designation, the Participant may designate payment in the form of a single lump sum payment or payment in the form of annual installment payments. Annual installment payments will be paid on or before January 31 beginning in the year specified in the applicable deferral election form, as provided in Section 6.2. If for any reason the Participant fails to make an effective designation under this Section 6.3, payment of the Annual Deferral Amount shall be made in the

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form of a single  lump sum  payment on the date as  specified  in  Section  6.2.
Except as otherwise provided in Sections 6.4, 6.5, 6.6, 6.7 and 6.8, all benefit payments under the Plan with respect to a Participant shall be made to the Participant in the payment forms as specified in his applicable deferral election forms.

6.4 Applicable Provisions Upon Termination of Employment
Upon a Participant's termination of employment with the Company and any Affiliate, the balance credited to his account established under Section 5.6 at such time shall be paid to such Participant in the following manner:

                  (a) Annual  Deferral  Amounts in Pay Status - With  respect to each Annual Deferral Amount which is in pay status on the date of his termination of employment (in other words, the Deferral Payment Date preceded the date of termination of employment and the Annual Deferral Amount is being paid in annual installments), the payment of such Annual Deferral Amount shall continue to be paid at the same time and in the same manner.
                  (b) Annual  Deferral  Amounts Not in Pay Status - With respect to each Annual Deferral Amount with a designated Deferral Payment Date after the Participant's termination of employment, the payment of such Annual Deferral Amount shall (1) be made within 90 days of termination of employment if the elected form of distribution is a single sum payment; or (2) commence on or before the January 31 coincident with or next following the date on which the Participant terminated employment if the elected form of distribution is annual installment payments.

6.5 Death Benefit
If a Participant dies with a balance credited to his account  established  under
Section 4.3 and/or his account established under Section 5.6, the balance(s) of such Account(s) shall be paid to his designated Beneficiary or Beneficiaries in the form of a single lump sum payment within 90 days after proof of death is provided to the Committee.

6.6 Disability Benefit
If a Participant becomes totally and permanently disabled, as determined by the Committee in its absolute discretion, with a balance credited to his account established under Section 4.3 or his account established under Section 5.6, the balance(s) of such Account(s) shall be paid to the Participant in the form of a single lump sum payment within 90 days after the Committee determines that the Participant has become disabled.

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6.7 Severe Financial Hardship
If a Participant suffers a severe financial hardship, as determined by the Committee in its absolute discretion, with a balance credited to his account established under Section 4.3 or his account established under Section 5.6, the portion of such balance(s) which is necessary to meet the severe financial hardship shall be paid to the Participant within 30 days after the Committee determines that the Participant has incurred a severe financial hardship. For purposes of this Section 6.7, a severe financial hardship includes a sudden and unexpected illness or accident of the Participant or a dependent (as defined under Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control, to the extent not reimbursed by insurance, and to the extent the Participant does not have other funds available to alleviate the hardship. Amounts withdrawn pursuant to this Section 6.7 from a Participant's account established under Section 5.6 shall be allocated pro-rata among each Annual Deferral Amount subaccount.

6.8 Election Changes
From time to time, the Committee may, in its sole discretion, allow Participants to change the Deferral Payment Date and/or the form of payment elected on the Participant's deferral election form(s) with respect to one or more Annual Deferral Amounts which are not in pay status. Any such change to a Participant's Deferral Payment Date or his form of payment shall be made on forms provided by the Committee for this purpose. Any such election by a Participant to change the time or form of payment with respect to one or more Annual Deferral Amount(s) shall specify the Annual Deferral Amount(s) to which such election relates and the new Deferral Payment Date and/or form of payment elected by the Participant. No such election pursuant to this Section 6.8 shall be effective to change the time or form of payment elected by the Participant unless such election is made at least 12 months prior to payment or commencement of payment of the applicable Annual Deferral Amount.

Article VII. Administration of the Plan

7.1 Administration
The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present, or acts approved in writing by a majority of the members without a meeting, shall be the acts of the Committee. The Committee shall have that authority which is expressly stated in the Plan as vested in the Committee, and authority to make rules to administer and interpret the Plan, to decide questions arising under the Plan, and to take such other action as may be appropriate to carry out the purposes of the Plan. In addition, the Committee may designate one or more persons to be responsible for certain administrative functions vested in the Committee under the terms of the Plan, including, but not limited to: notifying Eligible Employees of the opportunity to make deferral elections, and preparing, distributing and collecting deferral election forms. Such person or persons shall be entitled to act on behalf of the Committee in performing the administrative functions delegated by the Committee.

7.2 Rules; Claims Review Procedures
(a) General. The Committee shall adopt and establish such rules and regulations with respect to the administration of the Plan as it deems necessary and appropriate. The Committee shall also prescribe such deferral election forms, election change forms, and other administrative forms as it deems necessary to carry out the provisions of the Plan. All determinations with respect to a Participant's right to any benefit under the Plan shall be made by the Committee.
(b) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information:
      (1) the specific reasons for the denial,
      (2) specific reference to pertinent Plan provisions on which the denial is based,

      (3) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary,
      (4) an explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received, and
      (5) if a request for a review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in paragraph
         (4) above.
(c) Decision After Review. The decision of the Committee with respect to the review of the denial shall be made promptly, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

7.3 Finality of Determinations
All determinations of the Committee as to any matter arising under the Plan, including questions of construction and interpretation shall be final, binding and conclusive upon all interested parties.

7.4 Indemnification
To the extent permitted by law and the Employer's by-laws, the members of the Committee, its agents, and the officers, directors and employees of the Employer shall not be liable for any act or failure to act hereunder, except for gross negligence or fraud.

7.5 Withholding of Taxes
The Employer shall have the right to deduct from all payments made under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

Article VIII. Funding

8.1 Funding
(a) General. Any obligation of the Employer to pay benefits hereunder shall be an unsecured promise, and any right to enforce such obligation shall be solely as a general creditor of the Employer. For the convenience and benefit of the Employer and to the extent not inconsistent with the foregoing sentence, the Employer may establish one or more irrevocable trusts to hold assets to meet its obligations under the Plan to Participants.

(b) Trust Assets. The property comprising the assets of a Trust established under subsection (a) shall, at all times, remain the property of the Trust. The Trustee shall distribute the assets comprising the Trust in accordance with the provisions of the Plan and Trust as instructed by the Committee, but in no event shall the Trustee distribute the assets of the Trust to or for the benefit of the Employer, except as provided in the Trust in the case of insolvency or bankruptcy of the Employer or after satisfaction of all the Employer's obligations under the Plan to the Participants.

Article IX. Amendment; Termination; Merger

9.1 Amendment and Termination
The board of directors of the Company, or the Committee acting on behalf of such board, may modify or amend any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his Beneficiary in the case of the death of a Participant), reduce the right of a Participant (or his Beneficiary as the case may be) to a distribution to which he is otherwise entitled in accordance with the provisions of the Plan prior to such change. In the event of a termination of the Plan, no further deferral elections may be made under the Plan, and amounts which become payable under the terms of the Plan, shall be paid as scheduled in accordance with the provisions of the Plan.

9.2 Merger, Consolidation, or Sale of Assets
In the event that an Employer should be liquidated, dissolved, or become a party to a merger or consolidation where the Employer is not the surviving corporation, the Plan with respect to such Employer shall terminate at the time of such event, unless the successor or acquiring corporation shall elect to continue and carry on the Plan. In the event such Plan termination occurs, the provisions of Section 9.1 relating to Plan terminations shall become applicable.

Article X. General Provisions

10.1 Nonalienation
No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge or encumbrance by a Participant or Beneficiary, and any attempt to assign, transfer, sell, pledge or encumber a benefit under the Plan shall be void. In addition, no amount payable under the Plan shall be subject to legal or equitable process in satisfaction of any debt, liability or obligation prior to receipt by the Participant or Beneficiary, except as may be required by law.

10.2 Beneficiary Designation
A Participant shall designate a Beneficiary or Beneficiaries who, upon his death, are to receive payments that otherwise would have been paid to him under the Plan. All Beneficiary designations shall be in writing and on a form prescribed by the Committee for such purpose, and any such designation shall only be effective if and when delivered to the Committee during the lifetime of the Participant. A Participant may from time to time during his lifetime change a designated Beneficiary or Beneficiaries by filing a new Beneficiary designation form with the Committee. If a designated Beneficiary dies after the Participant, but before all death benefit payments relating to such Beneficiary have been paid, the remainder of such death benefit payments shall be continued to such Beneficiary's estate. In the event a Participant shall fail to designate a Beneficiary or Beneficiaries with respect to any death benefit payments, or if no designated Beneficiary survives the Participant, or if for any reason such designation shall be ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to his estate, and in such event, his estate shall be his Beneficiary with respect to such payments.

10.3 Nontransferability
No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

10.4 No Guaranty
The Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status. No provision of this Plan shall entitle an Eligible

Employee to participate in or receive an Incentive under the Central and South West Corporation Annual Incentive Plan, or any other program which awards Incentives.

10.5 Binding on Employer, Participant, and Their Successors
This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participant, his heirs, executors, administrators, and legal representatives. The provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer of the particular Eligible Employee.

10.6 Incompetency
If any person entitled to receive any benefits hereunder is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any distribution, the Committee may make distribution to such other person or persons or institution or institutions as, in the judgment of the Committee, shall then be maintaining or have custody over such distributee.

10.7 Severability
In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.8 Applicable Law
The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by any applicable Federal law.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on June 30 1997, but effective as of January 1, 1997.

                                     CENTRAL AND SOUTH WEST CORPORATION

Attest.

                                      By  /s/ E.R. Brooks
                                          E.R. Brooks
                                          Its Chairman, President &
                                          Chief Executive Officer


By  /s/ Kenneth C. Raney, Jr.
     Kenneth C. Raney, Jr.
     Its Vice President, Associate                       (Corporate Seal)
         General Counsel &
         Corporate Secretary

PARTICIPATING EMPLOYERS UNDER
CENTRAL AND SOUTH WEST CORPORATION
EXECUTIVE DEFERRED SAVINGS PLAN

The following employers are participating Employers under the Central and South West Corporation Executive Deferred Savings Plan as of January 1, 1997, unless a later participation date is designated:

Central and South West Corporation
Central and South West Services, Inc.
Central Power and Light Company
CSW Energy, Inc.
Public Service Company of Oklahoma
Southwestern Electric Power Company
West Texas Utilities Company